CERTIFICATE OF AMENDMENT
                             TO
                CERTIFICATE OF INCORPORATION
                             OF
                 RIDGEWOOD PROPERTIES, INC.

     RIDGEWOOD PROPERTIES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That, the Board of Directors of the Corporation unanimously adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and directing that said amendment be presented to the stockholders of the Corporation for consideration at a special meeting of the stockholders or by written consent of the stockholders. The resolution setting forth the proposed amendment is as follows:

               "RESOLVED, that the Certificate of
          Incorporation of the Corporation be
          amended to change the name of the
          Corporation and that such amendment be
          effected by deleting Article 1 in its
          entirety and substituting the following
          in lieu thereof:

                         Article 1

          "The name of the Corporation is
          RIDGEWOOD HOTELS, INC."

     SECOND: That the foregoing resolution has been adopted by written consent of the holders of record of the majority of outstanding stock of the Corporation entitled to vote thereon.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed as of this ____ day of January, 1997.

                         RIDGEWOOD PROPERTIES, INC.

                         By:  /s/ N. R. Walden__________
                              N. Rusell Walden, President

Attested by:

/s/ Karen S. Hughes
Karen S. Hughes, Secretary